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Exhibit 10.2

COMPENSATION AGREEMENT

        THIS COMPENSATION AGREEMENT ("this Agreement") is entered into this 10th day of April 2002, but effective as of January 16, 2002, by and between Douglas Crocker II ("Executive") and Equity Residential Properties Trust ("Company"), a Maryland real estate investment trust.

RECITALS

        WHEREAS, Executive has served as Chief Executive Officer and President of the Company since 1993;

        WHEREAS, the Company has recently hired a new President, with the expectation that the President will succeed to the Executive's position as Chief Executive Officer by December 31, 2002;

        WHEREAS, in recognition of the extraordinary services previously rendered by Executive and to give Executive incentive to continue rendering such services, Company wishes to enter into this Agreement; and

        WHEREAS, Executive also wishes to enter into this Agreement;

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the payment and adequacy of which is hereby acknowledged, the parties agree as follows:

I.    Executive's Compensation

        Executive's compensation for the calendar year 2002 shall be as follows:

  A.
  Company shall pay Executive a salary in 2002 at the rate of $800,000 per year, less all applicable withholding taxes and other amounts required by law to be withheld, payable according to the Company's regular payroll policy.

  B.
  Executive's cash bonus shall be $1,500,000. This bonus shall be paid to Executive in early 2003 at the same time that all other Company executives receive their annual cash bonus for 2002.

  C.
  Effective as of January 16, 2002, the Company shall also grant Executive an award of 450,000 Company share options, subject to the vesting criteria in this paragraph 1(C), for services to be rendered during 2002. Upon the Executive's termination of employment as Chief Executive Officer of the Company, whenever that time shall occur, the Board of Trustees shall determine, in its sole and absolute discretion, within thirty days of such termination, based upon its evaluation of the Executive's efforts from January 1, 2002 through the date of termination of employment, the exact number of share options granted to Executive that will vest, ranging from a low of zero to a high of 450,000 (the "Transition Share Options Grant"). The Transition Share Options Grant determined by the Board shall immediately vest in full upon the Board's determination, and the Executive shall have until January 16, 2012 to exercise said options.

  D.
  In January 2003, the Company shall grant Executive Company share options having a value of $1,400,000 ("the Share Options Grant") for services rendered during the 2002 calendar year. The number of options in the Share Options Grant will be determined using the same value per option that the Company's compensation committee uses at that time to determine annual share option grants to the Company's employees. For example, if the Company's compensation committee values one share option at 20% of the Company common share price on the date of grant, and if the price of one Company common share is $30.00 as of said date, the value of one Share Option would be $6.00 ($30.00 × 20%). In such case, Executive would receive a grant of 233,333 Share Options ($1,400,000 / $6.00). The Share Options Grant will vest, unless Executive is terminated for "Cause," upon the earlier to occur of: (i) Executive's termination of employment as Chief Executive Officer, whether by reason of death, disability or retirement; or (ii) over a three year period, with one-third of each grant vesting on each of the first, second, and third anniversary dates of said grant.

  E.
  In January 2003, the Company shall grant Executive restricted common shares of Company having a market value of $3,600,000, based on the closing price of Company's common shares on the date of the grant (the "Restricted Shares Grant") for services rendered during the 2002 calendar year. For example, assuming the price of one Company common share on the date of grant is $30.00, Executive would receive 120,000 Restricted Shares ($3,600,000/$30.00). The Restricted Shares Grant will vest in full, unless Executive is terminated for "Cause," upon the earlier to occur of: (i) Executive's termination of employment as Chief Executive Officer, whether by reason of death, disability or retirement; or (ii) the third anniversary date of said grant.

F.	(i)	Each of the Share Options Grant and Restricted Shares Grant shall be subject to the terms and conditions of the Company's Share Option and Share Award Plan ("Plan"). Any capitalized words used herein and not defined shall have the meaning ascribed to them in the Plan.
(ii)
Pursuant to the compensation committee's authority under the Plan to establish guidelines for determining whether a grantee's service has terminated for "cause," the parties hereto agree that for purposes of this Agreement, "Cause" shall have the same definition as the word "Cause" in the Amended and Restated Deferred Compensation Agreement dated January 21, 2002, entered into by the Company and the Executive.
	(iii)	The Company agrees that any decisions under the Plan relating to this Agreement shall be made by the Compensation Committee and not by the Plan Administrator or the Company's General Counsel.
(iv)
The Company represents to Executive that there shall always be sufficient shares under the Plan available for issuance to cover the potential awards to Executive, and that prior to January 1, 2004, it shall enact, subject to the approval of the Company's shareholders, a successor share option and share award plan to ensure the granting of the awards to Executive required after May 21, 2003 (the last date awards can be made under the 1993 Plan). Any such successor share option and share award plan shall be, insofar as it affects Executive, substantially equivalent to the existing Plan and not inconsistent with any provision of this Agreement. The Company further represents to Executive that in the unlikely event the Plan is terminated, it shall be required to provide Executive with substantially equivalent substitute awards.

II.    Compensation Upon Termination.

  Upon Executive's termination of employment prior to December 31, 2002, for any reason including death or disability but specifically excluding termination for "Cause", Executive shall receive, in addition to the option award referenced in Section 1(c) hereof, as his sole compensation for the calendar year in which this Agreement terminates, a prorated salary, bonus, Share Options Grant and Restricted Shares Grant equal to the full dollar amount of each such amount for said calendar year, multiplied by a fraction, the numerator of which is the number of days in said calendar year that this Agreement was in effect before it terminated, and the denominator of which is 365. Any such prorated Share Options Grant and Restricted Shares Grant shall be vested in full upon said issuance.

III.    Miscellaneous

  A.
  The Company shall at Executive's option, either provide the Executive with, or reimburse the Executive for, appropriate office space, secretarial support, and full payment of all office related expenses, for a period of two (2) years from the date of termination of Executive's employment with the Company.

  B.
  Executive shall have the right to continue participation in the Company's Employee Share Purchase Plan and Supplemental Employee Retirement Plan.

  C.
  Notwithstanding any language to the contrary continued in any promissory notes or loan agreements with the Company, Executive's termination of employment with the Company shall not trigger the acceleration of payment of any indebtedness owed to the Company by Executive, and Executive shall continue to be liable and shall otherwise continue to make such payments on indebtedness to the Company as if Executive's employment of the Company continued.

  D.
  Upon Executive's termination of employment as Chief Executive Officer, Executive shall act as Vice Chairman through at least December 31, 2003 so as to enable Executive to retain chairmanship of the National Multi Housing Council. The Company shall reimburse Executive for all business related expenses, including travel, relating to Executive's participation and membership in the Urban Land Institute and National Multi Housing Council.

IV.    Notices

  Any notice or other communication required or permitted to be transmitted under this Agreement shall be in writing, and personally delivered or mailed, return receipt requested, postage prepaid, addressed to the parties hereto at their addresses following their signatures below, or at such other addresses as may be hereafter designated by a party by notice delivered in accordance herewith. Any notice delivered personally shall be effective on the date of delivery and any notice mailed, as aforesaid, shall be effective on the second day following posting.

V.    Waiver of Breach

  The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the one party.

VI.    Assignment

  Subject to Plan restrictions, the rights and obligations of Company and Executive under this Agreement shall inure to the benefit of, and shall be binding upon, Company and its successors and assigns and Executive and his heirs and personal representatives.

VII.    Entire Agreement

  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. It may not be changed orally but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

VIII.    Governing Law and Severability

  This Agreement shall be construed and enforced, and all questions concerning compliance by any person with its terms shall be determined under the laws of the State of Illinois. All provisions of this Agreement are severable and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained herein, and partially valid and enforceable provisions shall be enforced to the extent valid and enforceable.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

EQUITY RESIDENTIAL PROPERTIES TRUST, a Maryland real estate investment trust

By:	/s/ BRUCE C. STROHM Bruce C. Strohm, Executive Vice President And General Counsel

Address:

Two North Riverside Plaza Chicago, Illinois 60606

EXECUTIVE:

/s/ DOUGLAS CROCKER II Douglas Crocker II

Address:

Two North Riverside Plaza Chicago, Illinois 60606

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  Exhibit 10.2
COMPENSATION AGREEMENT